UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 2, 2009

Date of Report

October 1, 2009

(Date of earliest event reported)

Shaka Shoes, Inc.

(Exact name of registrant as specified in charter)

Florida

(State or other jurisdiction of incorporation)

333-132796	59-3364116
(Commission File Number)	(IRS Employer Identification No.)

77-6360 Halawai Place Kailua Kona, HI, 96740
(Address of Principal Executive Offices)

(808) 329-4809
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2009 the Board of Directors of the Company accepted the resignations of Trent Walters as Chief Executive Officer and Director of the Company, Seth Gambee as Chief Financial Officer and Director of the Company, Lynae Gambee as Director of the Company, and Brett Walters as Director of the Company.  The resignations of Trent Walters, Seth Gambee, Lynae Gambee, and Brett Walters are not due to any disagreements with the Company and none of these individuals have any claims against the Company.

On October 1, 2009, the Board of Directors of the Company elected Mr. Steven R. Wilmarth to serve sole Director of the Company.  That same day, the Board of Directors appointed Mr. Wilmarth to serve as the Chief Executive Officer and the Chief Financial Officer.

Mr. Wilmarth, age 46, graduated from the University of Phoenix with a Bachelor of Science in Business Administration and minor in Marketing.  Following his graduation from college, Mr. Wilmarth attended Westminster College where he graduated with a Master’s in Business Administration.  From 1984-1994, Mr. Wilmarth worked at US West/Quest Dex Yellow Pages where he worked as a Sales Account Manager.  From 1995-2003, Mr. Wilmarth worked at Yahoo Concepts as a Partner/Sales Consultant in the Operations and Marketing Divisions.  From 2003-present, Mr. Wilmarth has worked at Parker International, Inc. as the Vice President of Import Sales and Operations where he has been responsible for the operations and sales of multiple import businesses.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHAKA SHOES, INC.

Dated: October 1, 2009	By:	/s/ Steven R. Wilmarth
Name: Steven R. Wilmarth Title: CEO and Director